UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 24, 2016
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2016, Marina Hahn transitioned from her role as President, Consumer of Flex Pharma, Inc. (the "Company") to an outside advisor to the Company. Katharine  Lindemann, the Company's Chief Operating Officer, will continue to lead the Company’s consumer business for which she assumed operational responsibility in May 2016.

In connection with this transition, Ms. Hahn's employment was terminated and Flex Innovation Group LLC, the Company's wholly owned subsidiary, entered into an Advisor Agreement with Ms. Hahn pursuant to which Ms. Hahn will advise the Company on the development and commercialization of the Company’s consumer product. Under the Advisor Agreement, Ms. Hahn will receive a $3,000 monthly retainer. In addition, the Company agreed to extend the exercise period of Ms. Hahn's vested option grants until the later of two years following the termination of Ms. Hahn's employment or one year following the termination of the Advisor Agreement. The Advisor Agreement may be terminated by either party upon 15 days notice.

The foregoing description of the Advisor Agreement is only a summary and is qualified in its entirety by reference to the Advisor Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: August 26, 2016
	By:	/s/ Robert Hadfield
Robert Hadfield
General Counsel and Secretary